Exhibit 5.1

OPINION AND CONSENT OF HEWITT & O’NEIL LLP

June 1, 2004

Quiksilver, Inc.
15202 Graham Street
Huntington Beach, CA 92649

     Re: Quiksilver, Inc. Registration Statement on Form S-3

Ladies and Gentlemen:

     We have acted as counsel to Quiksilver, Inc., a Delaware corporation, (the “Company”) in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement on Form S-3 (the “Registration Statement”) under the Securities Act of 1933, as amended, relating to the resale of 211,277 shares of the Company’s common stock, $0.01 par value per share (the “Shares”), as described in the Registration Statement. The Shares were issued pursuant to a Stock Purchase Agreement dated March 8, 2004, as amended May 3, 2004, among the Company, DC Shoes, Inc., Kenneth Block, Damon Way, Daniel Way, Colin McKay, The Damon Way Revocable Trust u/a May 20, 1999, and the DC Shoes, Inc. Employee Share Trust (the “Stock Purchase Agreement”).

     In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of (i) the Registration Statement, (ii) the Stock Purchase Agreement and (iii) such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries as such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

     In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company and upon the representations and warranties of the Company contained in the Stock Purchase Agreement.

     Based on the foregoing, and subject to the qualifications stated herein, we are of the opinion that:

     1. The Shares are duly authorized, validly issued, fully paid and non-assessable.

     2. The opinions expressed herein are limited to the laws of the state of Delaware, and we express no opinion as to the effect of the matters covered by this opinion letter of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to any and all references to our firm in the prospectus which is a part of the Registration Statement.

Exhibit 5.1

Exhibit 5.1

     This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company and the Shares.

Very truly yours,
/s/ Hewitt & O'Neil LLP
HEWITT & O'NEIL LLP

Exhibit 5.1